Exhibit 10.3
SUPERVISORY AGREEMENT
     This Supervisory Agreement (Agreement) is made and is effective this 10th day of October, 2008 (the Effective Date), by and between Irwin Union Bank, F.S.B., Columbus, IN (Irwin Union or the Association) OTS Docket No. 16835, a federal stock savings bank, and the Office of Thrift Supervision (OTS), a bureau of the United States Department of the Treasury, acting through its Central Regional Director or his designee (Regional Director).
     WHEREAS, the OTS is the primary Federal regulator of Irwin Union pursuant to the Home Owners’ Loan Act (HOLA), 12 U.S.C. §§ 1461 et seq., and is Irwin Union’s appropriate Federal banking agency for purposes of the Federal Deposit Insurance Act (FDIA), 12 U.S.C. §§ 1811 et seq.;
     WHEREAS, based upon the findings contained within Irwin Union’s April 28, 2008 Report of Examination (ROE), the OTS is of the opinion that Irwin Union has engaged in acts and practices that are considered to be unsafe and unsound;
     WHEREAS, the OTS is of the opinion that grounds exist for the initiation of an administrative proceedings against Irwin Union pursuant to 12 U.S.C. §§ 1464(d) and 1818(b);
     WHEREAS, OTS is of the view that it is appropriate to take measures to ensure that Irwin Union will engage in safe and sound practices;
     WHEREAS, Irwin Union wishes to cooperate with the OTS and to evidence its intent to: (i) comply with all applicable laws and regulations; and (ii) engage in safe and sound practices; and
     WHEREAS, Irwin Union, acting through its Board of Directors (Board), without admitting or denying that such grounds exist except those as to jurisdiction, which are admitted, wishes to cooperate with the OTS and to evidence the intent to: (i) comply with all applicable laws and regulations; and (ii) engage in safe and sound practices.
     NOW THEREFORE, in consideration of the above premises and the mutual undertakings set forth herein, the parties hereto agree as follows:

Capital
1.	As of the Effective Date, and at all times thereafter, Irwin Union shall have and maintain: (i) a Tier 1 (Core) Capital Ratio of at least 9 percent (9%) and a (ii) Total Risk-Based Capital Ratio of at least 11 percent (11%).
Business Plan
2.	(a) By September 30, 2008, the Board shall revise Irwin Union’s current business and strategic plan (Business Plan), and comply with the requirements contained within this Agreement and the comments contained within the ROE, as well as ensuring, at a minimum, inclusion of the following:
i)	Defined strategies for capital preservation and enhancement commensurate with the risk profile of the Association;

ii)	Defined limits on high-risk lending activities expressed as a percentage of Core Capital plus Allowance for Loan and Lease Losses;

iii)	Detailed strategies designed to improve and sustain earnings;

iv)	Detailed strategies to stress-test and adjust earnings forecasts based on continuing operating results, economic conditions and credit quality of the loan portfolio; and

v)	Continuous coverage of a three year period including detailed pro forma balance sheets and income statements for a three year period;
(b) By October 15, 2008, the Board shall forward a copy of the revised Business Plan to the Regional Director for review and comment or non-objection. The Board shall revise and implement the Business Plan within ten (10) days of receiving the Regional Director’s comments or implement the Business Plan within ten (10) days of receiving the Regional Director’s non-objection. The Board shall immediately send a copy of the Business Plan implemented by the Board to the Regional Director;
(c) On a quarterly, basis, beginning with the first quarter following the receipt of the Regional Directors comments on or non-objection to the Business Plan, the Board shall compare projected operating results contained within the Business Plan to actual results. Additionally, as part of the variance analysis required pursuant to this subparagraph, the Board shall determine any material deviations between the projections contained in the Business Plan and actual results. The Board shall prepare a written report describing any material deviations between the projections contained in the Business Plan and actual results; and
(d) Within thirty (30) days of the close of each quarter, the Board shall provide the Regional Director with a copy of the variance analysis report required by this paragraph.

Assets
3.	As of the Effective Date, Irwin Union shall not make any new construction or land loans without the prior written approval of the Regional Director. This restriction shall not apply to legally binding commitments for construction or land loans as of the Effective Date.
Management
4.	By September 30, 2008, the Board shall file with OTS pursuant to paragraph 7 for the appointment or hiring of: (i) a full time President or Chief Executive Officer; (ii) a full time Chief Credit Officer; (iii) a full time Chief Financial Officer; and (iv) at least two additional independent directors who are not management officials of Irwin Union or Irwin Bank and Trust Company.
5.	By September 30, 2008, the Board shall adopt a detailed plan that will result in Irwin Union operating on a completely independent basis from Irwin Union Bank and Trust Company (Restructuring Plan). The Restructuring Plan shall include, but not be limited to, the following requirements:

(a) No dual employees with Irwin Union Bank and Trust Company and/or Irwin Financial Corporation or its affiliates without written approval of the Regional Director;

(b) An organization chart and position descriptions which shall define reporting relationships and position responsibilities that are independent of Irwin Union Bank and Trust Company and Irwin Financial Corporation or its affiliates; and

(c) Completion of the Restructuring Plan by no later than October 31, 2008.
Restriction on Asset Growth
6.	Without the prior written approval of the Regional Director, and consistent with the requirements and provisions of OTS Regulatory Bulletin 3b, Irwin Union may not increase its total assets during any quarter in excess of an amount equal to net interest credited on deposit liabilities during the quarter.
Notice of Change of Director or Senior Executive Officer
7.	The Association is and shall be subject to the requirements and limitations set forth in Subpart H of Part 563 of the OTS’s regulations (12 C.F.R. §§ 563.550-.590). Without limitation on such requirements and limitations, this means, among other things, that except as otherwise permitted by 12 C.F.R. § 563.590: (i) the Association must notify the OTS at least thirty (30) days before adding or replacing any member of its Board, employing any person as a senior executive officer, or changing the responsibilities of any senior executive officer so that the person would assume a different senior executive officer position; and (ii) the proposed director or senior executive officer may not begin service except as permitted by 12 C.F.R. § 563.585 and 12 U.S.C. § 1831i.
Golden Parachute Restrictions
8.	The Association is and shall be subject to the restrictions set forth in 12 C.F.R. Part 359. Such restrictions concern the making of agreements (including employment agreements) with severance provisions, “golden parachute payments” and “prohibited indemnification payments”. The Association shall not make or agree to make any “golden parachute payment”, as that term is defined 12 U.S.C. § 1828(k) and in 12 C.F.R. Part 359, except as may be permitted pursuant to the aforesaid statutory provision and regulations, 12 C.F.R. § § 359.2 and 359.4.
Notice of Contractual Arrangements Involving Compensation
9.	The Association shall not enter into, renew, extend or revise any contractual arrangement related to compensation or benefits with any director or senior executive officer of the Association unless the Association first (i) provides a minimum of thirty (30) days advance notice of the proposed transaction and (ii) receives a written notice of non-objection from the OTS. See OTS Examination Handbook § 310 (p. 310.17) and OTS Regulatory Bulletin 27b.
Contracts Outside of the Ordinary Course of Business.
10.	The Association and its Subsidiaries shall not enter into any third-party contracts outside of the normal course of business without the prior written non-objection of the OTS. To seek such non-objection the Association shall provide thirty (30) days advance written notice to the OTS of any such proposed contract. At a minimum, such notice shall set forth the Association’s reasons for seeking the contract and shall transmit a copy of the proposed contract pursuant to OTS Examination Handbook § 310 and OTS Thrift Bulletin 82a.
Brokered Deposit Restriction
11.	Effective immediately and even if the Association’s capital ratios meet or exceed those applicable for “well capitalized” status, the Association shall not accept brokered deposits except in compliance with Section 337.6(b)(2) of the regulations of the Federal Deposit Insurance Corporation (“FDIC”), 12 C.F.R. § 337.6(b)(2). The Association shall provide (i) written notice to the OTS if the Association requests the FDIC for a waiver and (ii) the OTS with a copy of the FDIC’s document indicating its disposition of any request for such a waiver.

Transactions with Affiliates Restriction
12.	The Association may not engage in transactions with any affiliate or subsidiary (other than exempt transactions under 12 C.F.R. Part 223). The Association shall provide a thirty (30) day advance written notice to the OTS Regional Director of any proposed affiliate or subsidiary transaction that includes a full description of the transaction. If the Regional Director does not respond within the thirty (30) day notice period, the Association may proceed with the transactions, 12 C.F.R. § 563.41(c)(4).
Compliance with Agreement
13.	(a) All policies, procedures, corrective actions, plans, programs, agreements, reviews and systems required by this Agreement (collectively referred to as Plans and Policies) shall conform to all applicable statutes, and regulations, as well as OTS policy and guidance.

(b) The Board and officers of the Association shall take immediate action to cause Irwin Union to comply with the terms of this Agreement and shall take all actions necessary or appropriate thereafter to cause the Association to carry out the provisions of this Agreement.

(c) The Board shall have the ultimate responsibility for overseeing the safe and sound operation of Irwin Union at all times, including compliance with the OTS’s determinations as required by this Agreement.

(d) By the last day of the succeeding month, beginning with the month ending August 31, 2008, the Board shall adopt and submit to the OTS certified copies of a Board resolution (Compliance Resolution) formally resolving that, following a diligent inquiry of relevant information (including a report from the Association’s management regarding Irwin Union’s compliance with each provision of this Agreement), to the best of its knowledge and belief, during the immediately preceding month, the Association has complied with each provision of this Agreement currently in effect, except as otherwise stated. The Compliance Resolution shall: (1) specify in detail how, if at all, full compliance was found not to exist; and (2) identify all notices of exemption or non-objection issued by OTS that were outstanding as of the date of its adoption. In the event that one or more directors do not agree with the representations set forth in a Compliance Resolution, such a disagreement shall be noted in the Compliance Resolution.
Definitions
14.	All technical words or terms used in this Agreement for which meanings are not specified or otherwise provided by the provisions of this Agreement shall, insofar as applicable, have meanings as defined in Chapter V of Title 12 of the Code of

Federal Regulations, the HOLA, the FDIA, or published OTS guidance. Any such technical words or terms used in this Agreement and undefined in said Code of Federal Regulations, HOLA, FDIA, or OTS Publications shall having meanings that are in accordance with the best custom and usage in the savings and loan industry.
Successor Statutes, Regulations, Guidance, Amendments
15.	Reference in this Agreement to provisions of federal statutes, regulations, and OTS Publications shall be deemed to include references to all amendments to such provisions as have been made as of the Effective Date and references to successor provisions as they become applicable.
Notices
16.	(a) Except as otherwise provided herein, any request, demand, authorization, directions, notice, consent, waiver, or other document provided or permitted by this Agreement to be made upon, given or furnished to, delivered to, or filed with:
(i)	The OTS, by Irwin Union, shall be sufficient for every purpose hereunder if in writing and mailed, first class, postage prepaid or sent via overnight delivery service or physically delivered, in each case addressed to the Regional Director, Office of Thrift Supervision, Department of the Treasury, One South Wacker Drive, Suite 2000, Chicago, Illinois 60606 or facsimile to (312) 917-5002, and confirmed by first class mail, postage prepaid, overnight delivery service or physically delivered, in each case to the above address; and

(ii)	Irwin Union, by the OTS, shall be sufficient for every purpose hereunder if in writing and mailed, first class, postage prepaid, or sent via overnight delivery service or physically delivered in each case addressed to the Board of Directors of Irwin Union Savings Bank, FSB, 500 Washington Street, Columbus, IN 47202 or facsimile to (317) 237-6100, and confirmed by first class mail, postage prepaid, overnight delivery service or physically delivered, in each case to the above address.
(b) Notices hereunder shall be effective upon receipt, if by mail, overnight delivery service or facsimile, and upon delivery, if by physical delivery. If there is a dispute about the date on which a written notice has been received by a party to this Agreement, then, in the event such notice was sent by the United States mail, there shall be a presumption that the notice was received two business days after the date of the postmark on the envelope in which the notice was enclosed.

Effect of Headings
17.	The Section and paragraph headings herein are for convenience only and shall not affect the construction hereof.
Separability Clause
18.	In case any provision in this Agreement is ruled to be invalid, illegal or unenforceable by the decision of any court of competent jurisdiction, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby, unless the Regional Director, in his sole discretion, determines otherwise.
No Violations of Law, Rule, Regulation or Policy Statement Authorized; OTS Not Restricted
19.	Nothing in this Agreement shall be construed as: (i) allowing Irwin Union to violate any law, rule, regulation, or policy statement to which it is subject, or (ii) restricting or estopping the OTS from taking any action(s), including without limitation, any type of supervisory, enforcement or resolution action that the OTS determines to be appropriate in fulfilling the responsibilities placed upon it by law.
Time Limits
20.	Time limits for compliance with the terms of this Agreement run from the Effective Date, unless otherwise noted. The Regional Director may, in his sole discretion, extend any of such time limitations.
Duration, Termination or Suspension of Agreement
21.	(a) This Agreement shall become effective upon its execution by the OTS through its authorized representative whose signature appears below. The Agreement shall remain in effect until terminated, modified, or suspended, in writing, by the OTS, acting through its Director, Regional Director, or other authorized representative.

(b) The Regional Director, in his sole discretion, may, by written notice, suspend any or all of the provisions of this Agreement.
Integration Clause
22.	This Agreement represents the final written agreement of the parties with respect to the subject matter hereof and constitutes the sole agreement of the parties, as of the Effective Date of this Agreement, with respect to the subject matter.

Enforceabilitv of Agreement
23.	The Association represents and warrants that this Agreement has been duly authorized, executed, and delivered, and constitutes, in accordance with its terms, a valid and binding obligation of Irwin Union. The Association acknowledges that this Agreement is a “written agreement” entered into with the OTS within the meaning of Section 8 of the FDIA, 12 U.S.C. § 1818.
Counterparts
24.	This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and each of which shall be deemed an original.
Effective Date
25.	This Agreement is and will become effective on the Effective Date as defined herein.
Signature of Directors
26.	Each Director signing the Agreement attests, by such act, that or he voted in favor of a Board Resolution authorizing the execution of this Agreement by the Association. A copy of the Resolution of Irwin Union’s Board of Directors authorizing the execution of the Agreement shall be delivered to the OTS along with the executed original of the Agreement.
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     IN WITNESS WHEREOF, the OTS, acting by and through the Regional Director, and the Association hereby execute this Agreement as of the Effective Date of this Agreement.

OFFICE OF THRIFT SUPERVISION

By:	/s/ Thomas A. Barnes

Thomas A. Barnes,
Regional Director, Central Region

IRWIN UNION BANK, F.S.B.

By:	/s/ Jesse R. Brand	By:	/s/ Bradley J. Kime

	Jesse R. Brand,		Bradley J. Kime,
	Director		Director

By:	/s/ Duncan Burdette	By:	/s/ Albert H. Shumaker, II

	Duncan Burdette,		Albert H. Shumaker, II
	Director		Director

By:	/s/ Gregory F. Ehlinger

Gregory F. Ehlinger,
Director